UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2023

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

345 East Main Street
Warsaw, Indiana 46580
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 373-3121

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
2.425% Notes due 2026 1.164% Notes due 2027	ZBH 26 ZBH 27	New York Stock Exchange New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Leadership Changes

On August 22, 2023, Zimmer Biomet Holdings, Inc. (the “Company”) announced changes in its senior management and Board of Directors (“Board”).

On August 17, 2023, Bryan C. Hanson notified the Company that he planned to step down as Chairman of the Board, President and Chief Executive Officer of the Company and as a member of the Company’s Board, all effective as of August 22, 2023. Mr. Hanson will remain with the Company as an employee in an advisory capacity at the same level of compensation through August 31, 2023. The Company did not enter into, amend or modify any material compensatory plans, arrangements or agreements in connection with Mr. Hanson’s departure. Mr. Hanson’s voluntary resignation will not trigger a right to receive any severance compensation or benefits under any compensation plans or arrangements applicable to Mr. Hanson.

Effective August 22, 2023, the Board appointed Ivan Tornos the Company’s President and Chief Executive Officer, and elected Mr. Tornos a member of the Board of Directors to fill the vacancy resulting from Mr. Hanson’s departure from the Board. Mr. Tornos is not expected to be appointed to any committees of the Board.

Mr. Tornos, age 48, has served as the Chief Operating Officer of the Company since March 2021. He previously served as the Company’s Group President, Global Businesses and the Americas beginning in December 2019 and, prior to that as Group President, Orthopedics since joining the Company in November 2018. Prior to joining the Company, Mr. Tornos served as Worldwide President of the Global Urology, Medical and Critical Care Divisions of Becton, Dickinson and Company (“BD”) (and previously, C. R. Bard, Inc. (“Bard”)) from June 2017 until October 2018. From June 2017 until BD’s acquisition of Bard in December 2017, Mr. Tornos also continued to serve as President, EMEA of Bard, a position to which he was appointed in September 2013. Mr. Tornos joined Bard in August 2011 and, prior to his appointment as President, EMEA, served as Vice President and General Manager with leadership responsibility for Bard’s business in Southern Europe, Central Europe and the Emerging Markets Region of the Middle East and Africa. Before joining Bard, Mr. Tornos served as Vice President and General Manager of the Americas Pharmaceutical and Medical/Imaging Segments of Covidien International from April 2009 to August 2011. Before that, he served as International Vice President, Business Development and Strategy with Baxter International Inc. from July 2008 to April 2009 and, prior to that, Mr. Tornos spent 11 years with Johnson & Johnson in positions of increasing responsibility. He has also served as a member of the board of directors at PHC Holdings Corporation since September 2021.

There are no arrangements or understandings between Mr. Tornos and any other persons pursuant to which he was appointed President and Chief Executive Officer and elected as a member of the Board. There are also no family relationships between Mr. Tornos and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Tornos will not be compensated for his service on the Board.

The Compensation and Management Development Committee of the Board (“Compensation Committee”) has approved changes to certain aspects of Mr. Tornos’s compensation arrangements, as further described below.

Effective August 22, 2023, the Board appointed Christopher B. Begley, who has been a director of the Company since 2012 and the Lead Independent Director since May 2021, to be the Chairman of the Board.

Additionally, effective August 22, 2023, Suketu Upadhyay has been appointed to the newly-created position of Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain. Mr. Upadhyay joined the Company in July 2019 as Executive Vice President and Chief Financial Officer. In his expanded role, he will continue to report directly to the President and Chief Executive Officer, and will be responsible for overseeing the Company’s global Operations and Supply Chain functions, in addition to his continued role as the Company’s Chief Financial Officer. The Compensation Committee approved changes to certain aspects of Mr. Upadhyay’s compensation arrangements, as further described below.

The Compensation Committee also approved a one-time performance-based equity grant to Sang Yi, Group President, Asia Pacific, as further described below.

Employment Arrangements with Mr. Tornos

On August 21, 2023, Mr. Tornos accepted a written offer letter from the Company establishing his compensation as President and Chief Executive Officer (the “Offer Letter”). On the same date, the Company entered into a Chief Executive Officer Confidentiality, Non-Competition and Non-Solicitation Agreement with Mr. Tornos (the “Restrictive Covenant Agreement”) and a Change in Control Severance Agreement with Mr. Tornos.

Offer Letter

Mr. Tornos will serve on an at-will basis as the Company’s President and Chief Executive Officer. He will be paid an initial annual base salary of $1,200,000 and will continue to participate in the Company’s Executive Performance Incentive Plan, as amended (the “EPIP”), with his target annual bonus opportunity for 2023 to be increased from the current 110% of his base salary to 150% of his base salary, with any payouts to be prorated to reflect the portion of the year during which he served as Chief Operating Officer and the portion of the year he served as President and Chief Executive Officer.

In recognition of Mr. Tornos’s expanded role and responsibilities in connection with assuming the role of President and Chief Executive Officer, he will receive the following one-time equity awards under the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”), each with a grant date of September 1, 2023: (i) restricted stock units (“RSUs”) with a grant date fair value of approximately $1,750,000 that will vest ratably on March 6, 2024, March 6, 2025 and March 6, 2026 (i.e., on the same schedule as the executive officers’ 2023 annual RSU grants); and (ii) performance-based restricted stock units (“PRSUs”) with a grant date fair value of approximately $1,750,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the Compensation Committee in March 2023. Pursuant to the Offer Letter, for the annual grant in 2024, Mr. Tornos will receive a grant of long-term incentive equity awards under the 2009 Plan having an estimated grant date fair value of approximately $11,750,000. Thereafter, Mr. Tornos will be eligible for grants under the 2009 Plan in the discretion of the Compensation Committee. Each equity award granted to Mr. Tornos is subject to the terms and conditions of the 2009 Plan and the applicable award agreement. Additionally, Mr. Tornos will be entitled to personal use of the Company’s aircraft up to a maximum incremental cost to the Company of $190,000 per calendar year.

The EPIP and the 2009 Plan were incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2023 (the “2023 Form 10-K”).

The Offer Letter provides that Mr. Tornos will continue to participate in the Company’s Restated Executive Severance Plan (the “Severance Plan”), but at the President and Chief Executive Officer level of benefits, which provides that in the event that Mr. Tornos’s employment is involuntary terminated without cause, he would be entitled to severance benefits of two times the sum of his base salary and target annual bonus, as well as a cash payment equal to 24 months of COBRA premiums (medical and dental) based on his coverage in effect immediately prior to his separation. The foregoing severance benefits would be subject to his execution of a general release of claims in favor of the Company and applicable terms and conditions set forth in the Severance Plan. The Severance Plan was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2018, and is incorporated herein by reference as Exhibit 10.4; a summary of the Severance Plan is included in the Company’s definitive proxy statement filed on March 30, 2023 under “Executive Compensation – Potential Payments upon Termination of Employment – Executive Severance Plan.”

Change in Control Severance Agreement

The Change in Control Severance Agreement with Mr. Tornos has a term ending December 31, 2023, with one-year extensions thereafter unless either party gives written notice not to extend the agreement at least 30 days prior to the end of the then-current term or unless a “change in control” occurs (as such term is defined in the agreement). If a change in control occurs during the term of the Change in Control Severance Agreement, the agreement will continue in effect for a period of 24 months from the end of the month in which the change in control occurs.

Under the Change in Control Severance Agreement, if Mr. Tornos’s employment is terminated during the term of the agreement following a change in control of the Company other than (i) by the Company for “cause,” (ii) by reason of Mr. Tornos’s death, or (iii) by Mr. Tornos without “good reason” (as such terms are defined in the agreement), Mr. Tornos would be entitled to receive: (a) a lump sum payment equal to three times the sum of his base salary and target annual bonus opportunity; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to him for the current calendar year at the target level. If, prior to a change in control, Mr. Tornos’s employment is terminated without cause at the direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a change in control, or by Mr. Tornos for good reason if the circumstance or event that constitutes good reason occurs at the direction of such person, Mr. Tornos would be entitled to receive: (a) a lump sum payment equal to three times the sum of his base salary and the amount of the largest aggregate annual bonus paid to him with respect to the three years immediately prior to the year in which the notice of termination was given; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to him under the Company’s incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

The Change in Control Severance Agreement also provides that, under the employment termination circumstances described in the preceding paragraph, (i) all outstanding stock options granted to Mr. Tornos would become immediately vested and exercisable, and (ii) to the extent not otherwise provided under the applicable award agreement, any restrictions on outstanding shares of common stock would immediately lapse. In addition, Mr. Tornos would be entitled to receive a lump sum cash amount equal to the unvested portion, if any, of the Company’s matching contributions (and attributable earnings) credited to him under the Company’s 401(k) plan and the Amended and Restated Zimmer Biomet Deferred Compensation Plan. He would also receive a lump-sum payment equal to 24 times the monthly COBRA premium then charged for the same level of medical and dental coverage he had in effect immediately prior to his termination, and the Company would arrange to provide life insurance coverage for a 24-month period substantially similar to the coverage in effect immediately prior to his termination. In addition, the Company would provide Mr. Tornos with outplacement services for up to six months following his termination.

The Change in Control Severance Agreement does not provide for any tax gross-up payments. Further, it provides that in the event amounts payable to Mr. Tornos under the Change in Control Severance Agreement or otherwise in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the value of those payments will be reduced to the extent necessary so that the payments will not trigger that excise tax.

All severance payments and benefits under the Change in Control Severance Agreement are subject to the execution of a general release of claims in favor of the Company.

Restrictive Covenant Agreement

The Restrictive Covenant Agreement with Mr. Tornos provides, among other matters, that while he is employed by the Company and for a period of two years thereafter, he will be prohibited from competing against the Company or its subsidiaries or affiliates, from soliciting any employees or actual or prospective customers of the Company or its subsidiaries or affiliates and from interfering with certain business relationships of the Company or its subsidiaries or affiliates. At all times while Mr. Tornos is employed by the Company and thereafter, he is subject to certain confidentiality covenants.

General

Other aspects of Mr. Tornos’s compensation arrangements as described in the Company’s definitive proxy statement filed with the SEC on March 30, 2023 remain unchanged.

The foregoing summaries of the Offer Letter, the Change in Control Severance Agreement and the Restrictive Covenant Agreement are qualified in their entirety by the full text of the Offer Letter, the Change in Control Severance Agreement and the Restrictive Covenant Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Employment Arrangements with Mr. Upadhyay

Mr. Upadhyay has been appointed to the newly-created position of Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain. In recognition of the broader scope of his responsibilities, the Compensation Committee determined to: (i) increase Mr. Upadhyay’s annual base salary to $850,000, effective August 22, 2023; (ii) increase the amount of Mr. Upadhyay’s permitted personal use of the Company’s aircraft up to a maximum incremental cost to the Company of $50,000 per calendar year; (iii) provide a one-time grant of PRSUs, on September 1, 2023, with a grant date fair value of approximately $5,000,000, which will vest if and to the extent that certain confidential financial and organizational goals, to be determined by the Compensation Committee prior to the date of grant, are achieved over two performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025; and (iv) for the annual awards in 2024, provide a grant of equity awards under the 2009 Plan having a grant date fair value of approximately $4,000,000. Thereafter, Mr. Upadhyay will be eligible for grants under the 2009 Plan in the discretion of the Compensation Committee of the Board. The PRSU award granted to Mr. Upadhyay is subject to the terms and conditions of the 2009 Plan and the applicable award agreement.

Employment Arrangements with Mr. Yi

The Compensation Committee determined to provide Mr. Yi with a one-time grant of PRSUs on September 1, 2023, with a grant date fair value of approximately $250,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the Compensation Committee in March 2023. The equity award granted to Mr. Yi is subject to the terms and conditions of the 2009 Plan and the applicable award agreement.

Item 7.01	Regulation FD Disclosure.

On August 22, 2023, the Company issued a press release announcing the leadership changes described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated as of August 21, 2023, by and between Zimmer Biomet Holdings, Inc. and Ivan Tornos

10.2	Change in Control Severance Agreement, dated as of August 21, 2023, by and between Zimmer Biomet Holdings, Inc. and Ivan Tornos

10.3	Chief Executive Officer Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of August 21, 2023, by and between Zimmer Biomet Holdings, Inc. and Ivan Tornos

10.4	Restated Zimmer Biomet Holdings, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 6, 2018)

99.1	Press release issued by Zimmer Biomet Holdings, Inc. dated August 22, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2023

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary